EXHIBIT 10.1

DIVISIONAL GROWTH INCENTIVE PLAN

The Divisional Growth Incentive Plan (“Plan”) has been established to align leadership performance with the Bank’s strategic priorities. The intent of this Plan is to reward the executive as the applicable division meets and exceeds performance targets such as achieving disciplined loan growth, strengthening core deposit funding, maintaining strong asset quality, increasing revenue, and advancing key strategic initiatives. All components are structured to support sustainable performance, sound risk management, and long‑term franchise value.

INCENTIVE STRUCTURE

A target payment will be established for each executive with a payout range of 0% to 150% of target based upon achievement of goals. Plan payments will be based on performance metrics that drive divisional and corporate growth and profitability. Performance metrics may include, but are not limited to, measures related to deposits, loans, assets under management, net earnings, revenues, and credit quality.

Annually, the Compensation and Human Resources Committee of the Board of Directors (the “CHRC”) will establish performance metrics, metric weightings, payout ranges and scales, and participant award opportunities for each executive. The CHRC will also establish goals for each metric. While plan parameters and corresponding goals are typically established at the beginning of each year, the CHRC reserves the right to modify plan parameters and/or goals at any time in its full discretion. Further, the CHRC will have the discretion to modify final results as appropriate. Generally, this would occur (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development (including one-time acquisition-related impacts); (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Corporation or the financial statements of the Corporation; (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (iv) in the event of a major credit event affecting Corporation performance.

At the end of each year, performance results will be assessed against the applicable goal. The actual payout for each performance metric will be measured separately. Performance exceeding the threshold-level performance will result in progressively increasing payment levels. No award will be paid out if actual results are below threshold-level performance. Payments will be made as soon as practical after final results can be quantified. Plan payments may be made in cash, equity or any combination thereof.

Plan payments are subject to recoupment under the Incentive Compensation Clawback and Forfeiture Policy.

PRINCIPAL PROVISIONS

Eligible Participants

Participation will be limited to the Chief Commercial Banking Officer, Chief Retail Banking Officer, Chief Wealth Management Officer and Chief Retail Lending Officer. The incentives offered under this Plan are in addition to any other incentives under the Annual Performance Plan.

Participants must be active employees or retirees of The Washington Trust Company on December 31st of the Plan year in order to qualify for payment. Participants who terminate employment with the Bank (for reasons other than retirement) prior to December 31st of the Plan year will not be eligible to receive any payment from the Plan. Employees who retire from eligible status will be eligible for a pro-rated payment. Post-employment payments are at the discretion of management and the CHRC.

Administration

The Board of Directors has delegated responsibility for the administration of the Plan including determining Plan parameters, goals, performance and payments to the CHRC. Regardless of the actual award levels determined by the plan parameters, the Bank reserves the right to reduce the size of any award. The decisions of the CHRC will be considered final, binding, and conclusive on all parties. Payments under this Plan are intended to be Awards under the Washington Trust Bancorp, Inc. 2022 Long Term Incentive Plan (“LTIP”) and are subject to the requirements of said LTIP.

The Board of Directors and/or the CHRC reserves the right to suspend, modify or terminate the plan at any time.

Individual Performance and Incentive Payments

An individual is expected to fully meet all major job requirements in order to qualify for incentive compensation. An individual is expected to be forthright and honest with regard to all items submitted in calculating incentive payments. Any intent to deceive or defraud can result in disciplinary action up to and including termination.

Compliance with all Corporation and/or department policies and procedures is essential. This includes, but is not limited to, the proper and timely documentation of all work. Any violation of policy can result in loss of incentive compensation as well as loss of employment.

Claims To Awards and Employment Rights

Eligibility to participate in this program does not confer any right on the participant to continue in the employ of the Bank or limit, in any way, the right of the Bank to terminate employees at will.

Plan Established: January 1, 2026

Approved by the Compensation & Human Resources Committee – 02/17/2026